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                                                                       Exhibit 4


                             PAINE WEBBER GROUP INC.
                               EQUITY PLUS PROGRAM


                  1. PURPOSE. The purpose of the Program is to assist PaineWebber in increasing the share ownership of Eligible Employees of PaineWebber and to enable such Eligible Employees to acquire or increase a proprietary interest in PaineWebber. Subject to the terms of the Program, Participants will be given the opportunity under the Program to purchase shares of Common Stock and be granted a Related Option based on the number of Program Shares they purchase.

                  2. DEFINITIONS AND RULES OF CONSTRUCTION.

                  (a) For purposes of the Program, the following capitalized words shall have the meanings set forth below:

                           "Account" means an account established by PaineWebber in accordance with Section 9 to record a Participant's Cash Contributions, Program Shares and Related Options.

                           "Account Balance" means, collectively, a
         Participant's Cash Account Balance, Program Shares and outstanding Related Options.

                           "Board" means the Board of Directors of PWG.

                           "Cash Account Balance" means, as of a given date, the sum of the Cash Contributions credited to a Participant's Account and not applied to the purchase of Program Shares.

                           "Cash Contributions" means the portion of a Participant's Compensation that the Participant has elected to contribute to the Program in accordance with Section 6.

                           "Change in Eligibility Status" has the meaning set forth in Section 8(c)(i).

                           "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations promulgated thereunder.

                           "Committee" means the Compensation Committee of the Board, or such other committee of the Board as may be designated by the Board to administer the Program.
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                           "Common Stock" means the common stock, par value
         $1.00 per share, of PWG.

                           "Compensation" has the same meaning as the definition of "compensation" under the PaineWebber 401(k) Plus Plan, as amended from time to time.

                           "Contribution Percentage" means the percentage of Compensation that a Participant has elected to contribute to the Program.

                           "Effective Date" means October 16, 1998.

                           "Eligible Employee" means any individual who is eligible to participate in the PaineWebber 401(k) Plus Plan, as amended from time to time, or such other individuals as may be determined by the Committee who are employed outside the United States. Eligible Employee shall not include any individual who is characterized by PaineWebber as an "independent contractor" regardless of whether or not such classification is substantially upheld by a court or governmental authority. Eligible Employee shall not include any individual who is covered by a collective bargaining agreement. Eligible Employee shall also exclude any individual whose employment contract, offer letter or similar agreement with PaineWebber provides that such individual shall not be eligible to participate in the Program.

                           "Enrollment Form" means a written form prescribed by the Committee and meeting the requirements of Section 6(b) which is signed by an Eligible Employee and pursuant to which an Eligible Employee elects to participate in the Program, specifies his applicable Contribution Percentage(s) and authorizes PaineWebber to withhold Cash Contributions from his Compensation.

                           "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rulings and regulations promulgated thereunder.

                           "Fair Market Value" means, with respect to a share of Common Stock, the average of the high and low sales prices of Common Stock on the New York Stock Exchange on the date as of which such value is being determined.

                           "Long-Term Disability Status" has the meaning set forth in Section 8(c)(iii).

                           "Multiplier" means two, or such other number as may be approved by the Chairman of PaineWebber (or, in the case of officers of PWG who are subject to the reporting requirements of Section 16(a) of the Exchange Act, the Committee) for all
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         Participants or for a specified class or classes of Participants. More than one Multiplier may be in effect for different Participants or different classes of Participants for each Program Year.

                           "PaineWebber" means PWG and each direct or indirect subsidiary thereof.

                           "Participant" means an Eligible Employee of PaineWebber who has elected to participate in the Program in accordance with Section 6. A Participant includes any individual who has an Account Balance under the Program.

                           "Program" means this Paine Webber Group Inc. Equity Plus Program.

                           "Program Administrator" means any agent appointed by the Committee (i) to maintain Program records and Participant Accounts,
         (ii) to hold the shares that remain subject to the Transfer restriction described in Section 6(d), (iii) to purchase shares on behalf of the Program in the open market or (iv) to whom authority under the Program is delegated, including a third-party administrator. Notwithstanding anything to the contrary, the person appointed pursuant to clause (iii) shall not be an affiliate of PaineWebber.

                           "Program Limitations" means the minimum limitation set forth in Section 6(c)(iii) and the maximum limitation set forth in
         Section 6(c)(iv).

                           "Program Shares" means the shares of Common Stock purchased by a Participant that are subject to the transfer restrictions set forth in Section 6(e).

                           "Program Year" means, unless the Committee determines otherwise, January 1, 1999 through November 30, 1999 and each twelve-month period commencing on each December 1st thereafter prior to termination of the Program in accordance with Section 11.

                           "Purchase Date" means the date as of which the Cash Account Balances of Participants are applied to the purchase of Program Shares. Unless the Committee determines otherwise, the Purchase Dates shall be the last business day in each February, May, August, and November. A Quarterly Participation Period will end on the occurrence of a Purchase Date.

                           "PWG" means Paine Webber Group Inc., a Delaware corporation, and any successor thereto.
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                           "Quarterly Participation Period" means a period of
         approximately three months ending on a Purchase Date during any part of which Cash Contributions are collected by PaineWebber for the purpose of purchasing Program Shares; provided, however, that the first Quarterly Participation Period shall commence on January 1, 1999 and end on the next following Purchase Date.

                           "Related Option" means the stock options granted to a Participant under the Stock Option Plans in connection with the Participant's purchase of Program Shares and which are subject to the vesting, forfeiture and other provisions of Section 7.

                           "Share Holding Period" means, with respect to a Program Share, the period beginning on the Purchase Date related to such share and ending on the earliest to occur of (i) the second anniversary of such Purchase Date, (ii) the date of a Change in Control, (iii) the date that a Participant's employment with PaineWebber ends for any reason and (iv) such earlier date specified by the Committee.

                           "Stock Option Plans" means, collectively, the Paine Webber Group Inc. 1994 Executive Stock Award Plan, the Paine Webber Group Inc. 1994 Stock Award Plan and the Paine Webber Group Inc. Investment Executive Stock Option Plan, as amended and in effect immediately prior to the Effective Date, and any other plan designated by the Committee for the grant of Related Options.

                           "Transfer" means to sell, assign, transfer, distribute, pledge, mortgage, encumber, otherwise dispose of or create an interest in any property.

                  (b) Rules of Construction. Unless the context requires otherwise, the masculine form of a word shall be deemed to include the feminine and the singular form of a word shall be deemed to include the plural. Section references are, unless otherwise noted, to sections of the Program.

                  (c) Stock Option Plans. Certain provisions of the Program are to be read in conjunction with the provisions of the Stock Option Plans. In the event of any discrepancy between the provisions of the Program concerning the Related Options and the provisions of the Stock Option Plans, the provisions of the applicable Stock Option Plan will prevail.

                  3. ADMINISTRATION.

                  (a) Authority of the Committee. The Program shall be administered by the Committee, no member of which shall be eligible to participate in the Program. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Program, (i) to establish rules and regulations for the administration of the Program, (ii) to
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construe and interpret the Program and the forms of award documents and to correct defects, supply omissions or reconcile inconsistencies therein, (iii) to make factual determinations in connection with the administration or interpretation of the Program, and (iv) to make all other decisions or interpretations as the Committee may deem necessary or advisable for the administration of the Program. Any decision of the Committee in the administration of the Program shall be final and conclusive on all interested persons. Notwithstanding the above, the grant of Related Options under the Program shall be made in accordance with the terms and provisions of the applicable Stock Option Plan.

                  (b) Delegation. The Committee may delegate its responsibility with respect to the administration of the Program to the Chief Administrative Officer, to the Director of Human Resources, to one or more members of the Committee or to one or more members of the Board or to one or more Program Administrators; provided, however, that the Committee may not delegate its responsibility (i) with respect to Participants who are subject to Section 16 of the Exchange Act or Section 162(m) of the Code or (ii) to amend or terminate the Program in accordance with Section 11. The Committee may also appoint agents to assist in the day-to-day administration of the Program and may delegate the authority to execute documents under the Program to one or more members of the Committee or to one or more officers of PaineWebber.

                  (c) Reliance and Indemnification. The Committee shall be entitled to rely in good faith upon any report or other information furnished to it by PaineWebber or from the financial, accounting, legal or other advisers of PaineWebber. Each member of the Committee, each individual to whom the Committee delegates authority hereunder, each individual designated by the Committee to administer the Program and each other person acting at the direction of or on behalf of the Committee shall not be liable for any determination or anything done or omitted to be done by him or by any other member of the Committee or any other such individual in connection with the Program, except for his own willful misconduct or as expressly provided by statute, and, to the extent permitted by law and the by laws of PWG, shall be fully indemnified and protected by PaineWebber with respect to such determination, act or omission. The provisions of this Section 3(c) shall not apply to any third-party who is not affiliated with PaineWebber.

                  4. ELIGIBILITY. Each Eligible Employee of PaineWebber may participate in the Program by completing and filing with PaineWebber an Enrollment Form in accordance with Section 6(b). PaineWebber will begin deducting Cash Contributions beginning with the first payment of Compensation in the Program Year. A newly hired Eligible Employee may elect to participate in the Program at any time prior to October 1st of the Program Year in which occurs their date of hire by completing an Enrollment Form and filing it with PaineWebber's payroll office. PaineWebber will begin deducting Cash Contributions beginning as soon as practicable following the date of enrollment. A newly hired employee who is hired on or after October 1st
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may participate in the Program Year following the Program Year in which occurs their date of hire by completing an Enrollment Form in accordance with Section 6(b).

                  5. COMMON STOCK SUBJECT TO THE PROGRAM. PaineWebber is authorized to issue up to three million shares of Common Stock annually as Program Shares under the Program. Such shares of Common Stock may be newly issued shares of Common Stock, reacquired shares of Common Stock held in the treasury of PWG, or shares purchased by the Program Administrator in the open market on behalf of the Program. Shares of Common Stock issued in connection with the Related Options shall not be subject to the limit set forth above but shall be subject to any applicable limit in the Stock Option Plan pursuant to which the Related Option is granted.

                  6. PURCHASES OF PROGRAM SHARES.

                  (a) Program Years. The Program shall be implemented by consecutive (but not concurrent) Program Years. The Committee shall have the authority to delay the start of a Program Year, to curtail, suspend or terminate a Program Year or to cancel the start of one or more Program Years during the Term of the Program with respect to some or all of the Participants. In addition, the Committee may curtail, suspend or terminate one or more Quarterly Participation Periods or cancel the start of one or more Quarterly Participation Periods related to a Program Year with respect to some or all of the Participants. If the Committee suspends or terminates a Program Year or a Quarterly Participation Period, the Committee may (i) apply the Cash Contributions credited to each Participant's Account to the purchase of Program Shares as of the next applicable Purchase Date, (ii) as promptly as practicable, remit to the Participant the Participant's Cash Account Balance or (iii) undertake a combination of clauses (i) and (ii) in accordance with procedures established by the Committee for this purpose.

                  (b) Elections. An Eligible Employee shall become a Participant by completing an Enrollment Form which (i) specifies the Eligible Employee's Contribution Percentage(s) and authorizes PaineWebber to deduct Cash Contributions from the Eligible Employee's Compensation based on such Contribution Percentage and to apply these Cash Contributions to the purchase of Program Shares, (ii) contains an agreement by the Eligible Employee not to Transfer any Program Shares during the Share Holding Period applicable to such Program Shares and (iii) sets forth such other terms and conditions as the Committee deems necessary or advisable. Unless the Committee determines otherwise, an Enrollment Form will be effective only if filed with PaineWebber at least thirty days prior to the start of the applicable Program Year or as otherwise provided in Section 4.
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                  (c) Cash Contributions.

                  (i) Participants shall specify on their Enrollment Form applicable to a Program Year the Contribution Percentage(s) that shall be withheld on an after-tax basis as Cash Contributions. The Contribution Percentage(s) elected by a Participant shall be in whole percentages from one to ten percent and, subject to the Program Limitations set forth below, such Contribution Percentage(s) shall be applied to the pre-tax amount of each payroll, bonus or other installment of Compensation paid to the Participant during the Program Year. In accordance with procedures established by the Committee, if the Committee so elects, a Participant may be permitted to make different elections of Contribution Percentage(s) for different components of Compensation; provided, however, that any Contribution Percentage election regarding bonus compensation is irrevocable once made; and provided, further, that, after the Purchase Date in a Program Year during which the Compensation attributable to a bonus is applied to purchase Program Shares, a Participant may elect to withdraw and sell such Program Shares due to a Financial Hardship, if the Participant so qualifies, under the provisions of Section 8(b). The special procedures established by the Committee under this Section 6(c)(i) may vary each Program Year.

                  (ii) Unless the Committee determines otherwise, a Participant must complete an Enrollment Form no less than thirty days prior to the start of each Program Year or as otherwise provided in Section 4. The complete Enrollment Form shall be deemed to be an election to participate in the Program for the entire Program Year to which it relates, unless the Participant elects to withdraw from participation in accordance with Section 8(a) or 8(b).

                  (iii) Notwithstanding Section 6(c)(i) and any Enrollment Form filed by the Participant, the minimum amount of Cash Contribution to be withheld from any payment of Compensation shall not be less than $50 for those Participants who receive a paycheck on a bi-weekly or semi-monthly basis and $100 for those Participants who receive a paycheck on a monthly basis, unless such minimum amount would cause the Participant to exceed the maximum Program Limitation set forth in
         Section 6(c)(iv).

                  (iv) Notwithstanding Section 6(c)(i) and any Enrollment Form filed by the Participant, in no event may a Participant acquire more than 1,000 Program Shares during any Program Year. In the event a Participant's Cash Contributions exceed the 1,000 Program Share maximum, any excess Cash Contributions will be refunded to the Participant as soon as practicable following the purchase of the 1,000th Program Share and no remaining Cash Contributions will be withheld from the Participant's Compensation for the balance of the Program Year.
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                  (d) Purchase of Program Shares.

                  (i) Cash Contributions shall be credited to a Participant's Account under the Program and shall be applied on the next Purchase Date to the purchase of whole Program Shares; provided, however, that if a Participant's Cash Account Balance as of a Purchase Date is less than $300, then, unless the Committee determines otherwise, no portion of the Participant's Cash Account Balance shall be applied to the purchase of Program Shares on such Purchase Date but shall continue to be credited to the Participant's Account until the next Purchase Date on which such Cash Account Balance equals or exceeds $300; and provided further, that the previous proviso shall not apply to the first Purchase Date following the Effective Date. If a Participant elects to participate in successive Program Years, his Cash Account Balance (regardless of the amount) will be carried forward at the end of each Program Year and applied to successive Purchase Dates. If a Participant chooses not to participate in the next Program Year, then the remainder of the Participant's Cash Account Balance, if any, shall be refunded to the Participant as soon as practicable following the purchase of Program Shares on the last Purchase Date in the Program Year in which he is participating and no further Cash Contributions will be withheld from the Participant's Compensation following the last day of the Program Year in which he was participating. No partial shares of Common Stock shall be purchased or delivered under the Program, and any portion of the Cash Account Balance that is not sufficient to purchase a whole share shall remain credited to the Account and shall be applied to the purchase of Program Shares at a subsequent Purchase Date in accordance with the provisions of this Section 6.

                  (ii) The per share purchase price for Program Shares shall be the Fair Market Value of a share of Common Stock on the Purchase Date. Anything in the Program to the contrary notwithstanding, unless the Committee determines otherwise, Program Shares allocated to Participants who are subject to Section 16(a) of the Exchange Act by virtue of their status as a director or officer of PWG shall only be purchased from PaineWebber and not through open-market purchases of Common Stock by the Program Administrator.

                  (e) Restrictions and Rights with Respect to Program Shares.

                  (i) During the Share Holding Period applicable to a Participant's Program Shares, the Participant shall not be permitted to Transfer the Program Shares, unless such Transfer is permitted in accordance with the hardship provisions of Section 8(b). Program Shares held in certificate or book entry form shall, to the extent the Committee deems advisable, contain an appropriate legend or notation indicating this Transfer restriction.
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                  (ii) During the Share Holding Period, Program Shares shall be held by the Program Administrator for the benefit of the Participant and the Participant shall have the right to vote such Program Shares and to receive all dividends and other distributions in respect thereof. In the event of a stock split, stock dividend or distribution of property other than cash affecting the Program Shares, the shares of Common Stock received in connection with such stock dividend or stock split and the property received in such distribution shall, unless the Committee determines otherwise, be subject to the Transfer restrictions set forth in this Section 6(e)(i).

                  (iii) Following the expiration of the Share Holding Period, all restrictions on the transfer of Program Shares (other than those restrictions imposed by applicable securities laws or the policies on trading of PaineWebber) shall cease and the Program Shares shall be made available to the Participant.

                  (iv) Program Shares shall at all times be fully vested and nonforfeitable.

                  7. RELATED OPTION GRANTS.

                  (a) Grant of Related Options. On a Purchase Date, each Participant who acquires Program Shares on such date shall be granted a Related Option under the Stock Option Plan applicable to the Participant to purchase Common Stock. The Related Option shall have a per share exercise price equal to the Fair Market Value of a share of Common Stock as of the Purchase Date. The number of shares subject to the Related Option shall equal the number of Program Shares acquired by the Participant on the Purchase Date multiplied by the approved Multiplier.

                  (b) Terms and Vesting of Related Options. Unless the Committee determines otherwise, Related Options shall have a seven-year term and shall vest and become exercisable on the third anniversary of the date of grant thereof, provided that the Participant is in the employ of PaineWebber on such anniversary date. Related Options shall be nonqualified stock options and not incentive stock options within the meaning of Section 422 of the Code. The Related Options shall contain such other terms and conditions as may be required by the Stock Option Plan pursuant to which the Related Options are granted or that the Committee determines to be necessary or advisable.

                  (c) Forfeiture of Related Options. Unless the Committee determines otherwise, a Related Option shall be immediately forfeited without further action by PaineWebber if the Participant Transfers the corresponding Program Shares prior to the expiration of the Share Holding Period, if the Program Shares are delivered to the Participant prior to the end of the Share Holding Period, or pursuant to any forfeiture provision of the Stock Option Plans or related stock option agreements.
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                  8. WITHDRAWALS; REPAYMENTS OF CASH CONTRIBUTIONS; EFFECT OF
TERMINATION OF EMPLOYMENT.

                  (a) Withdrawal of Cash Contributions. Participants shall have the right to elect once in writing during any Program Year, by the fifteenth day of the last month of any Quarterly Participation Period, to cease participating in the Program beginning with the first paycheck of the Quarterly Participation Period following the Quarterly Participation Period in which the withdrawal request occurs; provided, however, this Section 8(a) will not apply to Cash Contributions attributable to bonus compensation. If a Participant chooses to withdraw from participation and, the Participant's Cash Account Balance as of the last Quarterly Participation Period in which the Participant is participating, equals or exceeds $300, then the Participant's Cash Account Balance shall be used to purchase Program Shares for that Quarterly Participation Period. If the Participant's Cash Account Balance is less than $300, then no portion of the Participant's Cash Account Balance shall be applied to the purchase of Program Shares, but shall be refunded to the Participant as soon as practicable following the end of the Quarterly Participation Period in which he was participating, but in no event later than thirty days following the end of such Quarterly Participation Period. Anything in the Program to the contrary notwithstanding, in the event a Participant makes an election to withdraw due to Financial Hardship in accordance with Section 8(b), Cash Contributions will be suspended as soon as administratively practicable following the date of the approval of the Financial Hardship request and no portion of the Participant's Cash Account Balance shall be applied to purchase Program Shares on the next Purchase Date, regardless of the amount of the Participant's Cash Account Balance, but shall be refunded to Participant as soon as practicable following the date of withdrawal. Any withdrawal election by a Participant shall be irrevocable once made. A Participant who makes such a withdrawal election shall be precluded from participating in the Program again until the start of the next Program Year, provided the Participant files a new Enrollment Form for such Program Year in accordance with Section 6(b). No withdrawal by a Participant under this Section 8(a) shall affect any Program Shares purchased on behalf of the Participant prior to the date the withdrawal election is received by PaineWebber.

                  (b) Sale of Program Shares. A Participant may file a written election with the Committee, in accordance with procedures established by the Committee for this purpose, to request PaineWebber to sell on his behalf all or a portion of the Program Shares credited to his Account as a result of a Financial Hardship (as defined below). If Program Shares are sold as a result of a Financial Hardship, all Related Options shall be immediately forfeited as of the date of such sale without further action by PaineWebber. In addition, the Participant will not be eligible to participate in the Program again until the next Program Year following the Program Year during which such sale occurs, provided the Participant files a new Enrollment Form for such Program Year in accordance with Section 6(b).
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                                       11

                  If a Participant elects a Financial Hardship sale from his Account, PaineWebber will stop deducting Cash Contributions and refund the balance of the Participant's Cash Account Balance to the Participant as soon as administratively practicable following the date of the approval of the Financial Hardship request. The additional amounts needed with respect to the Financial Hardship may be satisfied from the Program Shares purchased in any Quarterly Participation Period prior to the date of the request. The Participant must identify, by Purchase Date, the Program Shares to be sold on his behalf and, anything in the Program to the contrary notwithstanding, in no event may a Participant have PaineWebber sell less than 100% of the Program Shares credited to his Account related to a specific Purchase Date. The identified Program Shares will be sold by PaineWebber on behalf of the Participant and a check equal to the amount of the proceeds of the sale, minus any costs, will be remitted to the Participant as soon as practicable following the date of the approval of the Financial Hardship request. The timing of all sales of Program Shares sold due to a Financial Hardship will be determined in the sole discretion of the Program Administrator.

                  For purposes of this Section 8(b), a "Financial Hardship" means any of the following: (i) tuition payments for post-secondary education of the Participant or his spouse or dependents incurred within four months of such Financial Hardship request; (ii) costs directly related to the purchase or construction of a Participant's principal residence; (iii) expenses for medical care previously incurred by a Participant or his spouse or dependents, or necessary for these persons to obtain such medical care, that are not reimbursed by the Participant's medical carrier; (iv) amounts necessary to prevent the eviction of a Participant from his principal residence or the need to prevent foreclosure on the mortgage of his principal residence; or (v) any other type of expenses that are deemed by the Committee and the Commissioner of the Internal Revenue Service through revenue rulings, notices and other administrative pronouncements of general applicability to constitute immediate and heavy financial burden for purposes of Section 401(k) of the Code. The Participant must provide to the Director of Human Resources credible evidence in writing of the Financial Hardship and the amount necessary to be withdrawn under the Program to alleviate the Financial Hardship. The Director of Human Resources shall have sole discretion to determine whether the evidence presented (i) constitutes a Financial Hardship under the Program and (ii) demonstrates a need for the dollar amount requested by the Participant.

                  (c) Termination of Employment.

                  (i) Anything in the Program to the contrary notwithstanding, unless the Committee determines otherwise, no Program Shares shall be purchased on behalf of a Participant, and no Related Option shall be granted to a Participant, who is not an employee of PaineWebber on the applicable Purchase Date. Unless the Committee determines otherwise, in the event a Participant ceases to be an Eligible Employee but is still an employee of PaineWebber (a "Change in Eligibility Status"), all Cash
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                                       12

         Contributions will cease to be collected on the date the Change in Eligibility Status occurs. In addition, for the purposes of the Participant's Cash Account Balance, the date of such Change in Eligibility Status shall be treated as a withdrawal request under
         Section 8(a). No Change in Eligibility Status under this Section 8(c)(i) shall affect any Program Shares purchased on behalf of the Participant prior to the date the Change in Eligibility Status occurs, unless otherwise determined by the Committee.

                  (ii) In the event of a Participant's termination of employment for any reason, PaineWebber shall pay to the Participant, in a lump sum as soon as practicable following the date of such termination of employment but in no event later than thirty days following the last day of the Quarterly Participation Period in which the termination of employment occurs, the full amount of the Participant's Cash Account Balance. The Program Shares credited to the Participant's Account shall continue to be subject to the restrictions on Transfer until the expiration of the applicable Share Holding Period. Following the expiration of the Share Holding Period applicable to the Program Shares, such Program Shares shall be made available to the Participant.

                  (iii) All Cash Contributions will cease to be deducted from a Participant's Compensation on the date that the Participant begins receiving disability benefit payments as a result of the Participant's long-term disability status under the PaineWebber long-term disability plan applicable to such Participant ("Long-Term Disability Status"). If the Participant's Cash Account Balance as of the Quarterly Participation Period in which the Long-Term Disability Status commences equals or exceeds $300, then the Participant's Cash Account Balance shall be used to purchase Program Shares for that Quarterly Participation Period. If such Participant's Cash Account Balance is less than $300 on such date, then no portion of the Participant's Cash Account Balance shall be applied to the purchase of Program Shares, but shall be refunded to the Participant as soon as practicable following the end of the Quarterly Participation Period in which the Long-Term Disability Status commences, but in no event later than thirty days following the end of such Quarterly Participation Period. Unless otherwise determined by the Committee, Program Shares purchased on behalf of a Participant on Long-Term Disability Status will be released to the Participant at the end of the Share Holding Period.

                  (iv) The Committee shall have discretion to determine how approved leaves of absence will be treated under the Program.

                  (v) The effect of a Participant's termination of employment for any reason on the Related Options shall be governed by the terms of the applicable Stock Option Plan and corresponding option agreement.
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                  9. ACCOUNTS.

                  (a) Establishment of Accounts. PaineWebber shall establish and maintain (or cause to be established and maintained) an Account for each Participant to record increases and decreases in the Participant's Cash Account Balance, Program Shares and Related Options.

                  (b) Account Statements. PaineWebber shall provide Participants with a statement of their Account no less frequently than annually.

                  (c) Cash Contributions. PaineWebber shall not be obligated to segregate the Cash Contributions from its other assets or to establish any trust or separate fund to hold such Cash Contributions. No interest shall accrue with respect to the Cash Contributions held in the Participant's Account regardless of the period of time for which such Cash Contributions are held and regardless of whether Program Shares are actually purchased with such Cash Contributions.

                  10. CHANGE IN CONTROL.

                  (a) Effect of a Change in Control. In the event of a Change in Control of PWG, (i) all Transfer restrictions will immediately lapse on all Program Shares, (ii) all Cash Contributions will cease to be withheld from Participant Compensation and all purchases of Program Shares on behalf of a Participant will terminate and (iii) each Participant's Cash Account Balance will be paid to the Participant as soon as practicable following the date of the Change in Control. The effect of a Change in Control on the Related Options will be governed by the terms and conditions of the Stock Option Plans and the corresponding stock option agreements under which each Related Option is granted.

                  (b) Change in Control Defined. For the purposes of this Program, "Change in Control" shall mean the occurrence of any of the following events:

                  (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than PWG, a subsidiary, any trustee or other fiduciary holding securities under an employee benefit plan of PaineWebber or a subsidiary, or any corporation owned, directly or indirectly, by the stockholders of PWG in substantially the same proportions as their contemporaneous ownership of voting securities of PWG, is or becomes a "20% Beneficial Owner." For purposes of this provision, a "20% Beneficial Owner" shall mean a person who is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of PWG representing 20% or more of the combined voting power of PWG's then-outstanding voting securities; provided that (A) the term "20% Beneficial Owner" shall not include any Beneficial Owner who has crossed such 20% percent threshold solely as a result of an acquisition of securities directly from PWG, or solely as a result of an acquisition by PWG of PWG securities, until such time thereafter as such person acquires additional voting securities other than directly from PWG and, after giving effect to such acquisition, such person would constitute a 20% Beneficial Owner; and (B) with respect to any person who is and remains eligible to file a Schedule 13G pursuant to Rule 13d- 1(b)(1) under the Exchange Act with respect to PWG securities, there shall be excluded from the number of securities deemed to be beneficially owned by such person for purposes of determining whether such person is a 20% Beneficial Owner a number of securities representing 10% of the combined voting power of PWG's then-outstanding voting securities;

                  (ii) During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of PWG, together with any new director (other than a director designated by a person who has entered into an agreement with PWG to effect a transaction described in paragraph (i), (iii), or (iv) hereof) whose election by the Board or nomination for election by PWG's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the "Continuing Directors"), cease for any reason to constitute at least a majority thereof;

                  (iii) The stockholders of PWG approve a merger, consolidation, recapitalization or reorganization of PWG, or a reverse stock split of any class of voting securities of PWG, or the consummation of any such transaction of stockholder approval is not obtained, other than any such transaction which would result in at least 80% of the total voting power represented by the voting securities of PWG or the surviving entity outstanding immediately after such transaction, with the relative voting power of each such continuing holder compared to the voting power of each other continuing holder not substantially altered as a result of the transaction; provided that, for purposes of this paragraph (iii), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 80% threshold (or to substantially preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of PWG or its subsidiaries, such surviving entity, or of any subsidiary of PWG or such surviving entity;

                  (iv) The stockholders of PWG approve a plan of complete liquidation of PWG or an agreement for the sale or disposition by PWG of all or substantially all of PWG's assets (or any transaction having a similar effect); or

                  (v) Any other event which the Board of Directors (or the Committee, if and to the extent that the Committee must exercise sole discretion over the matter in order to comply with applicable requirements of Rule 16b-3 under the Exchange
         Act), determines shall constitute a Change in Control for purposes of this Program.

                  11. AMENDMENT AND TERMINATION. The Board or Committee may at any time and for any reason suspend, amend or terminate the Program at any time, except that no such termination will adversely affect Program Shares previously purchased or Related Options previously granted.

                  12. MISCELLANEOUS PROVISIONS.

                  (a) Rights Not Transferable. A Participant's right to participate in the Program may not be subject to any assignment, transfer, pledge or other disposition.

                  (b) No Right to Continued Employment. Neither the creation of the Program nor the purchase of Program Shares nor the granting of Related Options hereunder shall be deemed to create a condition of employment or right to continued employment with PaineWebber or affect an employee's status as an "employee at will," and each Participant shall be and shall remain subject to discharge by PaineWebber as though the Program had never come into existence.

                  (c) Consent to Program. By filing an Enrollment Form with PaineWebber and accepting any Program Share or Related Option or other benefit under the Program, each Participant and each person claiming under or through him shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Program by PaineWebber, the Board or the Committee.

                  (d) Wage and Tax Withholding. Nothing in the Program shall preclude PaineWebber from withholding from a Participant's Compensation or from any other remuneration payable to the Participant any amounts that are required to be withheld under federal, state and local income and payroll tax withholding laws.

                  (e) Compliance with Securities Laws. No Program Shares may be purchased under the Program or delivered to a Participant unless and until PaineWebber determines that such purchase and delivery complies with all applicable securities laws. A Related Option may not be exercised, and no shares of Common Stock may be issued in connection with such options, unless PaineWebber determines that the issuance of such shares has been registered under the Securities Act of 1933, as amended, and qualified under applicable state "blue sky" laws, or an exemption from registration and from qualification under such state "blue sky" laws is available.

                  (f) Capital Changes. In the event of changes in the Common Stock of PWG due to a stock split, reverse stock split, stock dividend, combination, reclassification, or like change in PWG's capitalization, or in the event of any merger, sale or other reorganization, appropriate adjustments shall be made by the Committee to preserve the original intent of the Program.

                  (g) Beneficiary Designation. In the event of the death of a Participant, PaineWebber shall pay or deliver the Account Balance to the executor or administrator of the estate of the Participant.

                  (h) Awards to Individuals Subject to Non-U.S. Jurisdictions. To the extent that Program Shares or Related Options are purchased or granted to Participants who are domiciled or resident outside of the United States or to persons who are domiciled or resident in the United States but who are subject to the tax laws of a jurisdiction outside of the United States, the Committee may adjust the terms of the purchases of the Program Shares and the Related Options to the extent reasonably necessary (i) to comply with the laws of such jurisdiction and (ii) to permit the grant of the Related Options and the purchase of the Program Shares not to be a taxable event to the applicable Participant. The authority granted under the previous sentence shall include the discretion for the Committee to adopt, on behalf of PaineWebber, one or more sub-plans applicable to separate classes of Eligible Employees who are subject to the laws of jurisdictions outside of the United States.

                  (i) Expenses. Except as otherwise determined by the Committee, the costs and expenses of administering and implementing the Program shall be borne by PaineWebber.

                  (j) Effective Date. The Program shall become effective on the Effective Date and shall remain in effect until terminated in accordance with
Section 11.

                  (k) Governing Law. The validity, construction and effect of the Program, any rules and regulations relating to the Program, and any option or share documentation shall be determined in accordance with the laws of the State of New York applicable to contracts executed and performed within such state and without giving effect to principles of conflicts of laws.